Ever-Glory Reports First Quarter 2010 Financial Results

First Quarter 2010 Highlights

- Net sales increased 27.5% to $26.1 million

- Gross profit increased 15.2% to $5.4 million

NANJING, China, May 11 /PRNewswire-Asia-FirstCall/ -- Ever-Glory International Group, Inc. (the "Company," "Ever-Glory") (NYSE Amex: EVK), a leading apparel supply chain manager and retailer in China, today reported its financial results for the first quarter ended March 31, 2010.

During the first quarter 2010, net sales increased 27.5% to $26.1 million from $20.5 million in the first quarter of 2009. The increase was attributable to increased sales both in the Company's wholesale and retail businesses.

Sales generated from the Company's wholesale business increased 7.8% to $19.4 million, compared to $18 million in the first quarter of 2009. The increase in the Company's wholesale business was primarily attributable to increased orders from customers in the United Kingdom, France and the United States.

Retail sales from LA GO GO, the Company's branded retail division, increased 166.8% to $6.8 million, compared to $2.5 million in the first quarter of 2009. As of March 31, 2010, the Company had 195 LA GO GO retail stores.

"Our performance was solid during the first quarter of 2010," commented Mr. Edward Yihua Kang, Chairman of the Board and Chief Executive Officer of Ever-Glory " Our wholesale business is improving, reflecting general economic conditions. We are also very encouraged by our retail business's performance. Sales generated from our retail business increased considerably in the first quarter of 2010, which demonstrates the strong momentum we have with our retail strategy. We opened 13 new LA GO GO stores in the first quarter of 2010 and now have a total of 195 LA GO GO stores in China as of March 31, 2010."

Mr. Kang continued, "We will continue to develop LA GO GO through perfecting design styles and improving our store management efficiency. We are confident that we will strengthen and enhance same store sales, upon which we will further expand LA GO GO's presence in China, and lay a better foundation for organic growth and continuous development."

In the first quarter of 2010, gross profit increased 15.2% to $5.4 million from $4.7 million in the first quarter of 2009. Gross margin decreased 2.2% to 20.8% in the first quarter of 2010, compared to 23% in the first quarter of 2009. The decrease was primarily due to increased raw material prices in the Company's wholesale business and lower sales prices to increase sales volume in the Company's retail business.
Selling expenses increased 79.6% to $1.7 million in the first quarter of 2010 from $940 thousand in the first quarter of 2009. This increase was primarily due to increased retail staff, and renovation and marketing expenses to promote LA GO GO. General and administrative expenses increased 3% to $1.91 million in the first quarter of 2010 from $1.86 million in the first quarter of 2009. As a percentage of total sales, general and administrative expenses decreased to 7.3% of total sales for the three months ended March 31, 2010, compared to 9.1% of total sales for the three months ended March 31, 2009. The decrease was due to better control over these expenses.

Income from operations for the first quarter of 2010 decreased 4.6% to $1.8 million, or 7.0% of total sales, compared to $1.9 million, or 9.4% of total sale, in the first quarter of 2009.

For the first quarter of 2010, net income attributable to the Company was $1.6 million, or $0.11 per diluted share, an increase of 183.5% from $0.6 million, or $0.04 per diluted share for the same period of 2009. Net income attributable to the Company for the first quarter of 2010 includes $85 thousand of non-cash income related to the change in fair value of derivative liabilities, compared to approximately $1.1 million, or $0.08 per diluted share, of non-cash expense related to the change in fair value of derivative liabilities in the first quarter of 2009. Excluding these non-cash items for the first quarter of 2010 and 2009, non-GAAP diluted earnings per share were $0.10 in the first quarter of 2010 compared with $0.12 in the first quarter of 2009 (see "About Non-GAAP Financial Measures" toward the end of this release).

Balance Sheet and Cash Flow

As of March 31, 2010, the Company had $8.1 million of cash and cash equivalents, compared to $3.6 million as of December 31, 2009. Ever-Glory had working capital of approximately $18.9 million as of March 31, 2010, and bank loans outstanding of approximately $6.9 million as of March 31, 2010.

Business Outlook

For the second quarter of 2010, the Company anticipates total net sales of $23 to $26 million and net income of $1.2 to $1.5 million. For the full 2010 year, the Company anticipates total net sales between $121 and $141 million and net income between $6.5 and $7.0 million. The full year revenue forecast is comprised of $95 to $110 million in expected wholesale revenues and $26 to $31 million in expected retail revenues.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude the charges/credits arising from the change in the fair value of derivative liabilities. Ever-Glory believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges. Accordingly, management excludes the expenses arising from the change in fair value of derivative liabilities when making operational decisions. The non- GAAP measures provide a consistent basis for investors to understand Ever- Glory's financial performance in comparison to historical periods. In addition, it allows investors to evaluate Ever-Glory's performance using the same methodology and information as that used by Ever-Glory's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment about which charges are excluded from the non-GAAP financial measure. However, Ever-Glory's management compensates for these limitations by providing relevant disclosure of the items excluded.

The following table provides a reconciliation of the non-GAAP measures to the financial statement amounts for the three months ended March 31, 2010 and 2009:

	2010	2009

Net Income attributable to the Company	$1,575,675	$555,862

Diluted EPS	$0.11	$0.04

Addition:

Non-Cash (Income) Expense for Warrants:	$(84,519)	$1,066,494

Non-GAAP Net Income:	$1,491,156	$1,622,356

Non-GAAP Diluted EPS:	$0.10	$0.12

Diluted Shares used in computatio	14,835,197	13,531,225

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time which will be hosted by Edward Yihua Kang, Chairman of the Board, President, and CEO, Emily Yan Guo, Chief Financial Officer. Listeners can access the conference call by dialing # 1-719-325-2188. The conference call will also be broadcast live over the Internet and can be accessed at the Company's web site at the following URL: http://www.everglorygroup.com .

A replay of the call will be available from 11:30 am May 11, 2010 through May 18, 2010 Eastern Time by calling #1-719-457-0820; pin number: 3158424.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange (now called NYSE Amex), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's products and projects, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

	2010	2009

NET SALES	$26,139,546	$20,507,822

COST OF SALES	20,710,524	15,793,667

GROSS PROFIT	5,429,022	4,714,155

OPERATING EXPENSES
Selling expenses	1,689,173	940,474
General and administrative expenses	1,911,418	1,856,122
Total Operating Expenses	3,600,591	2,796,596

INCOME FROM OPERATIONS	1,828,431	1,917,559

OTHER INCOME (EXPENSES)
Interest income	68,108	103,547
Interest expense	(119,039)	(123,650)
Change in fair value of derivative liability	84,519	(1,066,494)
Other income	3,209	2,373
Total Other Income (Expenses)	36,797	(1,084,224)

INCOME BEFORE INCOME TAX EXPENSE	1,865,228	833,335

INCOME TAX EXPENSE	(230,852)	(289,071)

NET INCOME	1,634,376	544,264

NET (INCOME) LOSS ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	(58,701)	11,598

NET INCOME ATTRIBUTABLE TO THE COMPANY	$1,575,675	$555,862

NET INCOME	$1,634,376	$544,264

Foreign currency translation gain (loss)	34,133	(44,208)

COMPREHENSIVE INCOME	1,668,509	500,056

COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	58,721	(12,392)

COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$1,609,788	$512,448

NET INCOME PER SHARE
Attributable to the Company's common stockholders
Basic	$0.11	$0.04
Diluted	$0.11	$0.04
Weighted average number of shares outstanding
Basic	14,720,425	13,531,225
Diluted	14,835,197	13,531,225